Exhibit 3.264
CERTIFICATE OF FORMATION
OF
BFI WASTE SERVICES, LLC
     Pursuant to § 18-201, Delaware Code Annotated, the undersigned states as follows:
     1. The name of the limited liability company is BFI Waste Services, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BFI Waste Services, LLC this 6th day of October, 2000.

ALLIED WASTE NORTH AMERICA, INC.,
a Delaware corporation,
Sole Member

By: /s/ Donald W. Slager Donald W. Slager
Vice President, Operations

CERTIFICATE
OF
CORRECTION
OF THE
CERTIFICATE OF FORMATION
OF
BFI WASTE SERVICES, LLC
     Pursuant to Section 18-211(a), Delaware Code Annotated, the BFI Waste Services, LLC, a Delaware limited liability company (the “Company”), hereby certifies as follows:
     FIRST: On October 10, 2000, the Company filed a Certificate of Formation (the “Certificate”) with the Secretary of State.
     SECOND: The Certificate as filed inaccurately listed the Sole Member of the Company as Allied Waste North America, Inc.
     THIRD: The Sole Member of the Company is BFI Waste Systems of North America, Inc.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction of the Certificate of Formation of BFI Waste Services, LLC this 15th day of November, 2000.

BFI WASTE SYSTEMS OF NORTH AMERICA, INC., a Delaware corporation, Sole Member

By:	/s/ Donald W. Slager Donald W. Slager
President